UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Proxy Statement Pursuant to Section 14(a)
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Ultratech, Inc.
(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Neuberger Berman LLC 605 Third Avenue New York, NY 10158-0108 Tel. 212.476.8800

To Our Fellow Stockholders:

I write on behalf of Neuberger Berman and its affiliates (“Neuberger Berman”), which is the owner of approximately 7.6% of the common stock of Ultratech, Inc. (“Ultratech” or the “Company”). In a few days, on July 19th 2016, Ultratech will be holding its Annual Meeting of Stockholders (“Annual Meeting”). We hope that you will join us in voting for change by returning the GOLD proxy card and voting for our two independent, highly-qualified Board nominees - Dr. Ronald Black and Ms. Beatriz Infante.

We have owned Ultratech stock for the last ten years because we believe the Company, given the right leadership and governance structure, can generate substantial and lasting value for stockholders. However, it is our view that the current long-tenured Board of Directors has repeatedly failed to effectively guide the Company to deliver on its potential.

AFTER TWENTY YEARS OF STOCK PRICE UNDERPERFORMANCE

WE BELIEVE ULTRATECH NEEDS HELP

S&P 500 = +383%	Russell 2000 = +368%	Ultratech, Inc. = -23%

When considering the best path forward, we invite our fellow stockholders to ask themselves the following questions:

1.

Do you have confidence that Ultratech’s two longest serving board members, who we believe for the last 16 years have failed to effectively challenge management and improve the Company’s performance, will suddenly guide the Company better?

2.	Has the incumbent Board been proactive about improving corporate governance? Or, have they begrudgingly made minor governance changes only after years of pressure from stockholders?

3.	Do you believe incumbent Board members can be trusted to advocate for stockholders if the Board composition remains the same?

4.	Does the Board have a credible succession plan for its 77 year old CEO? Is the process driven by a qualified board committee comprised of individuals with experience overseeing CEO transitions?

5.

Did the Ultratech Board pursue a fact-based proxy campaign, or have they attempted to distract stockholders from 20 years of underperformance, excessive executive compensation and poor corporate governance by resorting to a smear campaign impugning the abilities and achievements of Neuberger Berman’s highly qualified nominees?

Consider the issues Ultratech skirted and failed to address in this campaign:

Over the last twenty years, with the same CEO in place, the Company has not generated any return for stockholders. Over almost any shorter measurement period, the Company has failed to keep pace with its historical peers and competitors, nearly all of whom have done a better job of putting in place strategies to maximize value for stockholders.

	Years Ending December 31, 2015
	YTD	1	2	3	4	5	10	15	20

Ultratech, Inc.	15.6%*	6.8%*	-31.7%	-46.8%	-19.3%	-0.3%	20.7%	-23.4%	-23.0%
2016 Proxy Peers Used to Measure Performance	11.1%	-15.9%	7.2%	58.0%	112.9%	99.4%	102.3%	107.9%	624.6%
S&P Small Cap Semiap Equipment Index**	10.5%	-8.8%	-8.0%	16.4%	31.7%	23.3%	41.8%	6.1%	80.2%
*Influenced by Neuberger Berman’s Mid-2015 13D filing ** Index used by Ultratech in its 2003-2006 proxies Total returns calculated by FactSet

The Company has been remarkably silent on these pointed critiques. Instead, they’ve announced that they now have the capacity to change by themselves, asking stockholders for more patience, and announcing their intention to add new directors at some point over the next two years. In our opinion, we do not believe that the same Board members who we believe have misdirected the Company for so many years are qualified or capable enough to lead the Company into prosperity.

Consider the following facts that we believe demonstrate a long track record of poor performance on the part of the Board of Directors, whose average tenure is more than 15 years:

•	The Company generated more net income in 1996 alone than it has cumulatively since 2001;

•	The Company has held on its balance sheet more than $182 million on average over the last twenty years, failing to use it to generate value for stockholders; and

•

Despite pouring over half a billion dollars into R&D over the last twenty years, the Company’s revenues declined; today it is dwarfed by large and growing semiconductor equipment companies that were once its peers.

All three leading independent proxy voting advisory firms - ISS, Glass Lewis, and Egan-Jones, agree that Ultratech’s performance has been dismal.

“Ultratech has clearly underperformed all selected benchmarks … generally by substantial margins…” [Glass Lewis]

“…[T]he current management and Board are responsible for the Company’s dismal performance relative to its peers over the years and poor capital allocation.” [Egan-Jones]

“The company failed to diversify its revenue sources or to take advantage of upcycles in the semiconductor industry, which calls into question the board’s ability to hold management accountable for both strategy and execution on strategy” [ISS]

“…we see little reason to suggest investors would benefit from supporting the status quo.” [Glass Lewis]

“…we believe investors stand to risk considerably more by continuing to support an entrenched and inflexible board room.” [Glass Lewis]

Ultratech’s only retort is that the leading independent proxy vote advisors are “misinformed” and instead pleads with stockholders for even more patience.

Meanwhile, as Ultratech continued to underperform, the executive team and Board rewarded themselves with extraordinary compensation and special perks:

•	The CEO, CFO and the Board have earned in compensation more than double what the Company has earned in net income over the last 15 years;

•	The CEO has sold approximately two-thirds of his ownership stake over the last ten years – while asking stockholders to wait patiently for their returns;

•

The Company maintains executive compensation arrangements that include antiquated provisions that are costly to stockholders, such as excise tax gross-ups, single-trigger change of control, and extravagant perks, including a $73,000 per year CEO car allowance;

•

Ultratech has received several resounding rebukes from stockholders during annual meetings, including a 6 to 1 negative advisory vote on executive compensation, large withhold votes on directors and substantial support for stockholder proposals seeking improved corporate governance.

These compensation practices were severely criticized by Glass Lewis and ISS in recent reports:

“… [in the past] we have consistently raised concern with respect to the Company’s plan design and disclosure, including mediocre linkage between pay and performance, aggressive change-in-control provisions, the existence of tax gross-ups, the lack of clawback provisions and the absence of share ownership requirement.” [Glass Lewis]

“[The Board] has implemented a compensation plan which shareholders overwhelmingly repudiated – by a nearly 6-to-1 vote – last year, and appears to have received little remedy this year … which further reinforces [Neuberger Berman’s] contention that the board is unwilling or unable to hold management accountable for the company's performance.” [ISS]

“The company would also benefit from new directors who could help the board better align its compensation strategy toward pay-for-performance, and thereby better align the interests of management with those of shareholders.” [ISS]

WE BELIEVE CHANGE IS NEEDED IMMEDIATELY

As you know, Neuberger Berman has nominated two exceptional technology executives - Dr. Ronald Black and Ms. Beatriz V. Infante, for election to Ultratech’s board. Dr. Black and Ms. Infante bring with them expertise in strategy development, CEO/founder transitions, technology turnarounds, and corporate governance best-practices. Our nominees are supported by ISS, Glass Lewis and Egan-Jones, all three leading proxy vote advisors in the United States. And while our director nominees are independent from Neuberger Berman, we vetted them carefully, have invested in companies where they were CEOs or directors, and know them to be thoughtful and capable executives who will bring a sense of urgency, discipline, and stockholder advocacy into the boardroom.

Neuberger Berman’s Highly Qualified and Proven Nominees Have Turned Around
Numerous Technology Companies and Generated Significant Value for Shareholders
Where They Have Been CEO

Dr. Ronald Black is a semiconductor industry veteran and a proven expert in turning around challenged technology companies globally. Dr. Black currently leads Rambus, Inc., a public semiconductor company with an enterprise value more than four times that of Ultratech. Over Dr. Black’s three-year tenure as Rambus’ CEO, the stock has more than doubled, and over his four year tenure at Wavecom, the stock more than tripled.

Ms. Beatriz Infante is an extraordinary executive and Board member. As a Chief Executive, she has run businesses that are four times larger than Ultratech in terms of revenue; as an executive at Oracle, she grew a business to more than ten times the size of Ultratech.

With regard to our nominees, ISS and Glass Lewis concluded:

“… [Dr. Ronald Black and Ms. Beatriz V. Infante] we believe bring experience and expertise germane to the opportunities and obstacles faced by Ultratech.” [Glass Lewis]

“The [Neuberger Berman] nominees have experience guiding companies through turnarounds and strategic inflection points. As such, they appear to have the necessary skills to be able to analyze and [] help the board challenge management's current strategic direction.” [ISS]

“These nominees also have experience negotiating the sale of companies, which might be a relevant skill in case the company is not able to put in place a well-defined succession plan in the near future.” [ISS]

We encourage you to vote with us for change at Ultratech. Our independent nominees will bring fresh, objective views to the Board and have no agenda other than improving performance on behalf of all stockholders. In our view, replacing two long-standing, ineffective directors who have served for more than 15 years with these two impressive professionals has no downside and substantial upside.

For additional information please visit www.HelpFixUTEK.com.

If you have any questions about how to vote, our proxy solicitor, Okapi Partners, can be reached at info@okapipartners.com or (855) 208-8902.

Please sign, date and mail the GOLD proxy card, voting for Dr. Black and Ms. Infante.

Sincerely,

/s/ Benjamin H. Nahum

Benjamin H. Nahum

Senior Portfolio Manager and Managing Director

Neuberger Berman Investment Advisers LLC and Neuberger Berman LLC

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card has been or will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com.

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this letter, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to use any quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.